UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2012

Vitacost.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34468	37-1333024
(Commission File Number)	(IRS Employer Identification No.)

5400 Broken Sound Blvd. - NW, Suite 500
Boca Raton, Florida	33487-3521
(Address of Principal Executive Offices)	(Zip Code)

(561) 982-4180

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2012, Nachiket Desai informed the Company of his resignation as the Chief Information Officer of Vitacost.com, Inc. (the “Company”). Mr. Desai’s resignation did not involve any disagreement with the Company. Subject to receipt by the Company of an unconditional release and any amounts owed by Mr. Desai to the Company, Mr. Desai will be entitled to receive a severance payment of $125,000.

On August 6, 2012, the Company announced the appointment of Joseph R. Topper, Jr., age 52, as the Company’s Chief Information Officer/Chief Technology Officer, effective as of August 6, 2012.

Since 2009, Mr. Topper has been the Senior Vice President of Customer Success at Rosetta Stone. From 2007 to 2009, Mr. Topper was the Chief Information Officer at Rosetta Stone. From 2005 to 2007, Mr. Topper was the Senior Vice President of Operations at Apex Covantage.

Employment Agreement

On August 6, 2012, the Company and Mr. Topper entered into an employment agreement (the “Employment Agreement”), outlining the terms of Mr. Topper’s employment with the Company. Under the terms of the Employment Agreement, Mr. Topper will receive a base salary of $275,000 per year and a performance-based bonus equal to 50% of Mr. Topper’s base salary in 2012, on a pro rata basis. Subject to the approval of the award grant by the Company’s Board of Directors, the Company will issue to Mr. Topper options to purchase 300,000 shares of the Company’s common stock. The options will vest 20% per year over five years. Mr. Topper will also receive $50,000 for relocation expenses; provided that if Mr. Topper does not remain in the employ of the Company for twelve months, he must repay a portion of the relocation expenses. In addition, Mr. Topper is eligible to participate in the Company’s standard employee benefits programs available to senior executives.

The term of the Employment Agreement is one year, renewing automatically for additional one year periods unless the Employment Agreement is terminated by Mr. Topper or the Company, in each case by 30 days’ written notice prior to the expiration of the then-current term. In addition, the Company may terminate Mr. Topper’s employment at any time, with or without cause, and Mr. Topper may terminate his employment with the Company on 30 days’ written notice or immediately for good reason, as defined in the Employment Agreement.

Under the Employment Agreement, in the event Mr. Topper’s employment is terminated by the Company without cause or by Mr. Topper for good reason, Mr. Topper will be entitled to receive severance benefits equal to six months of his base salary, plus a prorated bonus for the year of termination. Mr. Topper, or his estate, is also entitled to a prorated bonus and other benefits in the event that Mr. Topper’s employment is terminated due to his death or disability.

Mr. Topper’s receipt of the severance benefits discussed above is contingent on Mr. Topper signing and not revoking a release of claims against the Company. The Employment Agreement also contains post-termination non-solicitation and non-competition covenants.

The preceding summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

The Company issued a press release regarding Mr. Topper’s appointment as the Company’s Chief Information Officer/Chief Technology Officer, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Vitacost.com, Inc. and Joseph R. Topper, Jr., dated August 6, 2012.
99.1	Press Release of the Company, dated August 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2012	VITACOST.COM, INC.

	By:	/s/ Mary L. Marbach
Name: Mary L. Marbach Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Vitacost.com, Inc. and Joseph R. Topper, Jr., dated August 6, 2012.
99.1	Press Release of the Company, dated August 6, 2012.